Exhibit 10.1

April 2, 2021

Amal Johnson

Chair of the Board

15635 Alton Parkway, Suite 250

Irvine, California 92618

Henry Maier

Reference:Offer to Join the Board of Directors of CalAmp Corp.

Dear Henry:

On behalf of the Board of Directors (the “Board”) of CalAmp Corp. (Nasdaq: CAMP)

(“CalAmp”), I am pleased to extend an offer to you to join the Board effective June 1, 2021 (the “Effective Date”).

Your appointment to the Board will be subject to your election to the Board by the requisite percentage of stockholders at our Annual Stockholders Meeting, which we anticipate will be on July 28, 2021. The following outlines certain of your responsibilities as a prospective member of our Board.

As you are aware, CalAmp is a Delaware corporation and, therefore, your rights and duties as a Board member of CalAmp will be prescribed by Delaware law, SEC laws, listing rules for Nasdaq, our charter documents, and by the policies established by our Board from time to time.

It is expected that during the term of your Board membership, you will not engage in any other employment, occupation, consulting, or other business activity that competes with the business in which CalAmp is now involved in or becomes involved in during the term of your service to CalAmp, nor will you engage in any other activities that conflict with your obligations to CalAmp.

In consideration of your service on the Board and subject to approval by the Board, you will receive: (a) an annual cash retainer of $60,000, payable in quarterly instalments of $15,000; and (b) two grants of Restricted Stock:

(i)	one grant with 12-month cliff vesting, which is a recurring award, granted each year after our Annual Stockholders Meeting; and

(ii)	another, one-time “welcome” grant, with 36-month cliff vesting.

Each grant will have a fair value of $128,000, but with proration downward on your initial 12- month award.

CalAmp will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with CalAmp’s expense reimbursement policy as in effect from time to time. In addition, you will receive

CalAmp Corp. April 2, 2021

indemnification as a director of CalAmp as set forth in CalAmp’s certificate of incorporation, bylaws, an indemnification agreement between CalAmp and you (which will be provided to you upon the Effective Date), and any director and officer insurance CalAmp may have and maintain from time to time.

In accepting this offer, you are representing to us that (a) you do not know of any conflict which would restrict your service on the Board and (b) you will not provide CalAmp with any documents, records, or other confidential information belonging to other parties.

On behalf of CalAmp, it gives us great pleasure to welcome you as a member of our Board. We anticipate your leadership and experience shall make key contributions to our success at this critical time in our growth and development.

I trust that this offer is satisfactory to you and I look forward to you joining CalAmp as a member of our Board. Please indicate your acceptance of this offer by signing below.

Sincerely yours,

CALAMP:

		By:	/s/ Amal Johnson
Amal Johnson
		Its:	Chair of the Board

AGREED AND ACCEPTED:

/s/ Henry Maier
Henry Maier
Dated:	April 2, 2021

15635 Alton Parkway, Suite 250 • Irvine CA 92618 • t 949 -600-5636 • www.calamp.com